Exhibit 3.24

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OP LIMITED PARTNERSHIP

OF

CALPINE NATURAL GAS L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership of Calpine Natural Gas L.P., pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST:    The name of the Limited Partnership is Calpine Natural Gas L.P.

SECOND:    Article One of the Certificate of Limited Partnership is amended in its entirety to read as follows:

“1.     Name.    The name of the Partnership is “Rosetta Resources Operating L.P.”

THIRD:    This Certificate of Amendment is to be effective upon filing with the Delaware Secretary of State.

Dated: August 18, 2005

GENERAL PARTNER:

ROSETTA RESOURCES OPERATING GP, LLC, a Delaware limited liability company

By:	/s/ B.A. Berilgen
B.A. Berilgen, President